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                                                                  Exhibit 99.2.1





                                                              March 15, 2000


North America Senior Floating Rate Fund, Inc.
125 High Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

     This opinion is being furnished to you in connection with a public offering by North America Senior Floating Rate Funds, Inc., a Maryland corporation (the "Company"), of 20,000,000 shares of Class C common stock, $0.01 par value per share, of the Company ("Common Stock") (the "Shares"), pursuant to a registration statement, filed by the Company on Form N-2 under the Securities Act of 1933 with the Securities and Exchange Commission (the "Commission") (the "Registration Statement").

     We have acted as counsel to the Company in connection with the offer and sale of the Shares. We have examined signed copies of the Registration Statement, and the exhibits thereto, all as filed with the Commission. We also have examined and relied on copies of minutes of meetings of the Board of Directors of the Company.

     Based on the foregoing, it is our opinion that the Shares to be issued and sold by the company pursuant to the Registration Statement have been duly authorized and, upon issuance in accordance with the terms set forth in the Registration Statement and on receipt of the consideration specified therein, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                               Very truly yours,

                               /s/ Dechert Price and Rhoads